Exhibit 2.1

SEPARATION AGREEMENT

by and among

DIGIMARC CORPORATION,

DMRC LLC,

DMRC CORPORATION

and

L-1 IDENTITY SOLUTIONS, INC

(solely for the purposes of Section 3.02, 4.09(b)(iii) and Section 4.13)

Dated as of July [    ], 2008

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of July [    ], 2008 (this “Agreement”), is entered into by and among DIGIMARC CORPORATION, a Delaware corporation (“Digimarc”), DMRC LLC, a Delaware limited liability company and a wholly owned subsidiary of Digimarc (“DMRC”), DMRC Corporation, a Delaware corporation and a wholly-owned subsidiary of DMRC (“DMRC Sub”), and, solely with respect to Section 3.02, Section 4.09(b)(iii) and Section 4.13, L-1 Identity Solutions, Inc., a Delaware corporation (“L-1” and, together with DMRC, Digimarc and Digimarc Sub, the “Parties” and each, a “Party”).  Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Digimarc is engaged in the (a) Secure ID Business (as defined below) and (b) Digital Watermarking Business (as defined below);

WHEREAS, Digimarc entered into an Agreement and Plan of Merger, dated as of March 23, 2008 (the “Original Merger Agreement”), by and among Digimarc, L-1, and Dolomite Acquisition Co., a Delaware corporation and wholly owned subsidiary of L-1 (“Merger Sub”), pursuant to which Digimarc would become a wholly owned subsidiary of L-1;

WHEREAS, Digimarc has entered into an Amended and Restated Agreement and Plan of Merger, dated as of June 29, 2008, as amended (the “Merger Agreement”), by and among Digimarc, L-1 and Merger Sub, which provides, among other things, for the Offer and the Merger;

WHEREAS, the parties to the Merger Agreement have agreed that the Separation (as defined below) is a condition to the closing of, and integral to, the Offer and the Distribution (as defined below) and shall occur prior to the Initial Expiration Date or the Extended Expiration Date, as applicable (as defined below);

WHEREAS, the Digimarc Board of Directors has determined that it is in the best interests of Digimarc and its stockholders to (a) to engage in the Restructuring (as defined below) and (b) distribute to holders of Digimarc Common Stock (as defined below) as provided for herein, all of the outstanding DMRC Units (as defined below) beneficially owned by Digimarc through a pro-rata distribution of DMRC Units (the “Distribution” and, together with the Restructuring, the “Separation”);

WHEREAS, for U.S. federal and applicable state and local Income Tax purposes, it is intended that the Distribution, the Offer and the Merger be treated as an integrated transaction in redemption and disposition of the shares of Digimarc Common Stock;

WHEREAS, to further effect the Separation, Digimarc intends to retain ownership and possession of all Assets (as defined below) other than the DMRC Assets (as defined below) and DMRC intends to assume ownership of the DMRC Assets;

WHEREAS, to further effect the Separation, Digimarc intends to remain solely liable for all Liabilities (as defined below) other than the DMRC Liabilities (as defined below) and DMRC intends to assume all DMRC Liabilities;

WHEREAS, following the Distribution, DMRC will merge with and into DMRC Sub (the “DMRC Merger”) pursuant to the DMRC Merger Agreement (as defined below); and

WHEREAS, the Parties intend this Agreement, including the exhibits and schedules hereto, to set forth the arrangements between them regarding the Separation.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01.          General.  When used in this Agreement, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“2008 Plan Year” shall have the meaning set forth in Section 4.09(c)(ii).

“Action” shall mean any action, claim, charge, grievance, complaint, arbitration, proceeding, review, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought or heard by or before any Governmental Authority.

“Affiliate” shall have the meaning set forth in the Merger Agreement.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Assets” shall mean assets, properties and rights (including goodwill), wherever located, whether personal, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, excluding interests in real property,  Intellectual Property and Technology, but including the following:

(a)           all accounting and other books, records and files whether in paper, electronic or other form or medium;

(b)           all computers and other electronic data processing equipment, electrical devices, fixtures, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, and other tangible personal property;

(c)           all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d)           all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(e)           all deposits, letters of credit and performance and surety bonds;

(f)            all cost information, sales and pricing data, customer prospect lists, public inspection files, industry and advertising studies and analyses, marketing and demographic data, marketing and promotional materials, sales correspondence, credit and sales reports, logs, supplier records, customer and supplier lists, records pertaining to customer accounts, performance data, and other consumer data, business plans, strategies, marketing and promotional materials, share price performance, production data, artwork, design, vendor and customer drawings, including any of the foregoing created, developed or prepared by consultants and other third parties;

(g)           all prepaid expenses, trade accounts and other accounts and notes receivable;

(h)           all claims or similar rights against any Person arising from the ownership of any Asset, in each case, whether accrued or contingent;

(i)            all insurance proceeds and rights under Insurance Policies and all rights in the nature of insurance, indemnification or contribution;

(j)            all Licenses that have been issued by any Governmental Authority;

(k)           all right, title and interest in, to and under all Contracts; and

(l)            all Cash.

“Benefit Plans” shall mean all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other pension, profit-sharing, savings, deferred compensation, bonus, incentive, stock option (or other equity-based), employment, severance, change in control, welfare (including post-retirement medical and life insurance) plans, programs, arrangements and fringe benefits, whether or not subject to ERISA (a) sponsored, maintained or contributed to or required to be contributed to by

Digimarc or any of its Subsidiaries or (b) to which Digimarc or any of its Subsidiaries is a party immediately prior to the Distribution Date.

“Business Day” shall have the meaning set forth in the Merger Agreement.

“Cash” shall mean all of the cash of Digimarc immediately prior to the Distribution Date, including (a) all currency, checks, drafts and other equivalents in banks, in lock boxes, on Digimarc premises, as deposits in transit or in the banking system collection process, less any outstanding checks or payments in transit, (b) all cash equivalents (including money market funds, certificates of deposit, commercial paper and investments in government bonds), (c) all short term investments (including federal agency notes, company notes and commercial paper), (d) all restricted cash, (e) any cash paid to Digimarc for the exercise of stock options for Digimarc Common Stock on or prior to the Distribution Date, whether or not such cash is in the brokerage system collection process or received in a Digimarc account prior to the Distribution Date, (f) any reimbursements or refunds of directors and officers insurance premiums that are refunded on or after the Distribution Date for insurance policies purchased by Digimarc before the Distribution Date, (g) any other cash or cash equivalent held in any and all bank accounts and investment accounts by Digimarc and its Subsidiaries in any location around the world, and (h) any cash deposited by Digimarc with customers serving in place of performance bond requirements returned to Digimarc on or after the Distribution Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Competing Business” shall have the meaning set forth in Section 4.10(a) and 4.10(b).

“Consents” shall mean any material consents, waivers or approvals from any third parties, other than Governmental Approvals, as listed on Schedule 1.01 (Consents).

“Contract” shall mean any written or oral agreement, arrangement, authorization, sale order, purchase order, open bid, commitment, contract, indenture, mortgage, note, instrument, evidence of Indebtedness, loan, license, obligation, restriction, memorandum of understanding, letter of intent, covenant, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, in each case, whether express or implied, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Corporate Level Liabilities” shall mean any and all (a) Liabilities related primarily to the Secure ID Business, (b) Liabilities arising from corporate level activities of Digimarc (including SEC reporting, corporate finance, treasury and investor relations) that do not relate specifically to either the Digital Watermarking Business or the Secure ID Business, and (c) Income Taxes of Digimarc and its Subsidiaries and Affiliates

(including, any Income Taxes of DMRC and its Subsidiaries and Affiliates through the Distribution Date, which Taxes shall be determined on the basis of the closing of the books as of the end of the Distribution Date) and any Separation Tax Liabilities.

“Delayed Transfer Assets” shall mean any DMRC Assets that this Agreement or any other Transaction Agreement provides or contemplates are to be transferred to DMRC in connection with the Separation and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval to transfer, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Distribution Date.

“Delayed Transfer Liabilities” shall mean any DMRC Liabilities that this Agreement or any other Transaction Agreement provides or contemplates are to be assumed by DMRC in connection with the Separation and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval for the transfer and assumption of such DMRC Liabilities, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Distribution Date.

“Digimarc” shall have the meaning set forth in the preamble hereof.

“Digimarc Board of Directors” shall mean the Board of Directors of Digimarc.

“Digimarc Cafeteria Plan” shall have the meaning set forth in Section 4.09(c)(ii).

“Digimarc Claims” shall mean all right, title and interest to, in or under any claim, demand or Action that relates primarily to the Secure ID Business, whether arising before, on or after the Distribution Date.

“Digimarc Common Stock” shall mean common stock of Digimarc, par value $0.001 per share.

“Digimarc Entities” shall mean Digimarc and its Subsidiaries, other than the DMRC Entities, following the Distribution Date.

“Digimarc Group” shall mean the Digimarc Entities and, after the Effective Time, each of their respective Affiliates and Subsidiaries, and any corporation or entity that may become part of such group from time to time, other than the DMRC Group.

“Digimarc Indemnitee” shall mean Digimarc, each Affiliate of Digimarc at any time immediately after the Acceptance Time, each of their respective present and former officers, directors and employees, each of the heirs, executors, successors and assigns of any of the foregoing and each Person, if any, who controls Digimarc within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“Digimarc Litigation Matters” shall mean the existing Actions to be retained by Digimarc, as listed on Schedule 1.01 (Digimarc Litigation Matters).

“Digimarc Retirement Plans” shall have the meaning set forth in Section 4.09(b)(i).

“Digimarc Stockholders” shall have the meaning set forth in Section 3.05(a).

“Digimarc Subsidiaries” shall mean the Subsidiaries of Digimarc.

“Digital Watermarking Business” shall mean the portion of Digimarc’s business immediately prior to the Distribution Date engaged in the licensing or sale of products, services, Intellectual Property or Technology for digital watermarking, media fingerprinting (pattern recognition but not including biometric identifiers), digital rights management or other media management approaches.

“Distributed Corporation” shall have the meaning set forth in Section 4.11(g).

“Distribution” shall have the meaning set forth in the recitals hereof.

“Distribution Agent” shall mean the distribution agent (which shall be a bank or trust company) to be appointed by Digimarc to receive, on behalf of the holders of Digimarc Common Stock as of the Record Date, the DMRC Units which such holders are entitled to receive pursuant to the Distribution.

“Distribution Agent Agreement” shall have the meaning set forth in Section 3.02.

“Distribution Date” shall mean the date and time, which shall be prior to the Initial Expiration Date or the Extended Expiration Date, as applicable, as of which the Distribution shall be effected, to be determined by, or under the authority of, the Digimarc Board of Directors consistent with the terms and provisions of this Agreement and the other Transaction Agreements and in compliance with applicable Law.

“Distribution-Related Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or refunds or adjustments with respect to, Income Taxes of Digimarc and its Subsidiaries or Affiliates, in which the Internal Revenue Service, another Tax authority or any other party asserts a position that could reasonably be expected to adversely affect the intended treatment of the Transactions set forth in Section 4.11(d).

“DMRC” shall have the meaning set forth in the preamble hereof.

“DMRC Assets” shall mean:

(a)           any Assets used primarily in the operation of the Digital Watermarking Business;

(b)           any DMRC Shared Assets;

(c)           the Intellectual Property and Technology set forth on Schedule 1.01 (DMRC Intellectual Property and Technology);

(d)           the DMRC Equity Investments;

(e)           the DMRC Real Property;

(f)            all Cash;

(g)           all accounts receivable accrued primarily in the operation of the Digital Watermarking Business;

(h)           the DMRC Claims; and

(i)            all of DMRC’s right, title and interest in, to and under all Contracts relating primarily to the operation of the Digital Watermarking Business, which Contracts are set forth on Schedule 1.01 (Digital Watermarking Business Contracts) to the extent such Contracts expressly provide for sum certain payments in excess of $250,000 over the term of the Contract.

Notwithstanding the foregoing or anything to the contrary herein, DMRC Assets do not include any Shared Assets other than the DMRC Shared Assets.

“DMRC Claims” shall mean all right, title and interest in any claim, demand or Action that relates primarily to the Digital Watermarking Business, whether arising before, on or after the Distribution Date.

“DMRC Director/Officer” shall mean any officer or director of DMRC who is or was an officer or director of Digimarc at any time prior to the Acceptance Time.

“DMRC Employee” shall mean those employees set forth on Schedule 1.01 (DMRC Employees), including any employees hired after the date of the Merger Agreement and any employees who the Parties agree to add to Schedule 1.01 (DMRC Employees) after the date hereof.

“DMRC Entities” shall mean DMRC, DMRC Sub and each of the DMRC Subsidiaries, if any.

“DMRC Equity Investments” shall mean equity investments made by Digimarc prior to the Acceptance Time in companies in the Digital Watermarking Business and listed on Schedule 1.01 (DMRC Equity Investments).

“DMRC Group” shall mean the DMRC Entities, the DMRC Equity Investments and, after the Distribution Date, each of their respective Subsidiaries and Affiliates and any corporation or entity that may become part of such group from time to time, other than the Digimarc Group.

“DMRC Indemnitee” shall mean DMRC, DMRC Sub, the DMRC Subsidiaries, each Affiliate of DMRC immediately after the Distribution Date, each of their respective present and former officers, directors and employees, each of the heirs, executors, successors and assigns of any of the foregoing and each Person, if any, who, at any time after the Separation, controls DMRC within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“DMRC Liabilities” shall mean, in each case, whether occurring, arising, existing or asserted before, on or after the Distribution Date, but expressly excluding Corporate Level Liabilities:

(a)           Liabilities primarily relating to, arising out of or resulting from the Digital Watermarking Business and the DMRC Assets, including any such Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority), excluding Liabilities relating to, arising out of or resulting from IDMarc Software or IDMarc Source Code exclusively licensed to L-1 Identity Solutions Operating Company and its Affiliates pursuant to the License Agreement;

(b)           Liabilities allocated to DMRC and set forth on Schedule 1.01 (DMRC Assumed Liabilities), each of which are Liabilities other than Corporate Level Liabilities that are not primarily related to either the Secure ID Business or the Digital Watermarking Business;

(c)           Liabilities, agreements and obligations of any DMRC Entity under this Agreement or any of the other Transaction Agreements;

(d)           Liabilities relating to, arising out of or resulting from the operation of any business conducted by any DMRC Entity (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative or any DMRC Entity (whether or not such act or failure to act is or was within such Person’s authority));

(e)           Liabilities arising out of or resulting from any Benefit Plan with any DMRC Employee after the Distribution Date or relating to, arising out of or resulting from any Contract with any DMRC Employee (other than claims incurred but not paid under Digimarc’s group welfare plans prior to the Distribution Date);

(f)            Liabilities triggered at the Acceptance Time or any termination of employment concurrently therewith or thereafter arising under any Contracts entered into between Digimarc (or any of its Subsidiaries) and any of Robert P. Chamness, Bruce

Davis, Michael McConnell or Reed Stager and any other employee of Digimarc who becomes employed by DMRC;

(g)           Liabilities for severance costs relating to, arising out of, or resulting from the termination of employment of (i) any DMRC Employees, (ii) any employees not employed by Digimarc or its Subsidiaries immediately prior to the Acceptance Time (including employees performing general corporate functions for Digimarc prior to the Distribution) and (iii) all employees of Digimarc or its Subsidiaries terminated prior to the Acceptance Time in connection with the Separation;

(h)           all costs, expenses and fees (including attorneys’, financial advisory, accounting and fairness opinion fees) incurred in connection with the Transactions by or on behalf of Digimarc prior to the Acceptance Time or by or on behalf of DMRC, whether prior to, at or following the Acceptance Time;

(i)            Liabilities relating to, arising out of, or resulting from any indemnification or exculpation claims by any DMRC Employees or DMRC Director/Officer under any Contract, bylaw or other governing document or statutory provision; provided that such claim for indemnification or exculpation must relate to, arise out of, or result from the acts or omissions of such indemnified person with respect to the Digital Watermarking Business; and

(j)            Liabilities relating to, arising out of or resulting from the DMRC Litigation Matters.

“DMRC Litigation Matters” shall mean the existing Actions to be assumed by DMRC, as listed on Schedule 1.01 (DMRC Litigation Matters).

“DMRC Merger” shall have the meaning set forth in the recitals hereof.

“DMRC Merger Agreement” shall mean the Agreement and Plan of Merger to be entered into by and between DMRC and DMRC Sub prior to the Distribution Date.

“DMRC Real Property” shall mean all right, title and interest in the real property located at 9405 SW Gemini Drive, Beaverton, Oregon 97008, subject to that certain Full Service Lease, dated March 22, 2004, by and between PS Business Parks, L.P., as lessor, and Digimarc, as lessee.

“DMRC Shared Assets” shall mean the Shared Assets allocated to the Digital Watermarking Business and set forth on Schedule 1.01 (Shared Assets), with an asterisk or other marking indicating such allocation.

“DMRC Sub” shall have the meaning set forth in the preamble hereof.

“DMRC Sub Common Stock” shall mean common stock of DMRC Sub, par value $0.001 per share.

“DMRC Subsidiaries” shall mean all direct and indirect Subsidiaries of DMRC, if any.

“DMRC Units” shall mean limited liability company interests of DMRC.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Election Statement” shall have the meaning set forth in Section 4.11(g).

“Encumbrances” shall mean all liens, security interests, pledges, mortgages, deeds of trusts, charges, options, encumbrances or other restrictions, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature.

“Environmental Claims” shall mean any claim, action, notice, letter, demand or request for information (in each case in writing) by any Person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Law (as defined in the Merger Agreement) or the release, emission, discharge, presence or disposal of any Hazardous Material (as defined in the Merger Agreement) at any location.

“Exchange Act” shall have the meaning set forth in the Merger Agreement.

“Final Determination” shall mean the final resolution of liability for any Income Tax, which resolution may be for a specific issue or adjustment or for a taxable year or period, by (a) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state or local taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state or local taxing jurisdiction; (d) any allowance of a refund or credit in respect of an overpayment of Income Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax; or (e) any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Form 10” shall mean the registration statement on Form 10 filed with the SEC by DMRC Sub to effect the registration of DMRC Sub Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“FSAs” shall have the meaning set forth in Section 4.09(c)(ii).

“Future DMRC Litigation Matters” shall have the meaning set forth in Section 10.01(c)(i).

 “Future ID Litigation Matter” shall have the meaning set forth in Section 10.01(c)(ii).

“Future Joint Litigation Matter” shall have the meaning set forth in Section 10.01(c)(iii).

 “Governmental Approvals” shall mean any material notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority, as listed on Schedule 1.01 (Governmental Approvals).

“Governmental Authority” shall have the meaning set forth in the Merger Agreement.

“Group” shall mean the Digimarc Group or the DMRC Group, as the case may be.

“IDMarc Software” shall have the meaning set forth in the License Agreement.

“IDMarc Source Code” shall have the meaning set forth in the License Agreement.

“Income Taxes” shall mean any and all Taxes that are based upon, measured by, or calculated with respect to (a) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum Tax, and any Tax on items of Tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar Taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business, occupation and similar Taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a) of this definition, or (c) any net worth, franchise or similar tax.

“Indebtedness” shall mean, with respect to any Person, (a) any obligation of such Person (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP (as defined in the Merger Agreement); (b) any guarantee (or keepwell agreement) by such Person of any Indebtedness of others described in the preceding clause (a); and (c) all obligations to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument.

“Indemnifying Party” shall mean the Person having the obligations to indemnify pursuant to Article V.

“Indemnitee” shall mean a Person that has the right to indemnification pursuant to Article V.

“Information” shall mean all records, books, work papers, reports, plans, schedules and other documents, instruments, computer data and other data and information of a Person.

“Insurance Policies” shall mean the insurance policies written by insurance carriers under which, prior to the Distribution Date, Digimarc and/or DMRC or one or more of their respective Subsidiaries or Affiliates (or their respective officers or directors) are insured parties.

“Intellectual Property” shall have the meaning set forth in the Merger Agreement.

“Inter-Group Indebtedness” shall mean any intercompany receivables, payables, accounts, advances, loans, guarantees, commitments and Indebtedness for borrowed funds between a member of the Digimarc Group and a member of the DMRC Group; provided that “Inter-Group Indebtedness” shall not include any contingent Liabilities and accounts payable arising pursuant to the Transaction Agreements and any agreements with respect to continuing transactions between the Digimarc Group and the DMRC Group.

“Joint Claims” shall mean all right, title and interest to, in or under any claim, demand or Action that primarily relates to both the Secure ID Business and the Digital Watermarking Business, including those claims set forth on Schedule 1.01 (Joint Claims) , whether arising before, on or after the Distribution Date.

“L-1” shall have the meaning set forth in the recitals hereof.

“L-1 401(k) Plan” shall have the meaning set forth in Section 4.09(b)(iii).

“Law” shall have the meaning set forth in the Merger Agreement.

“Legal Impediment” shall mean a legal impediment preventing or restricting the transfer of a DMRC Asset or the assumption of a DMRC Liability, as the case may be, in the Restructuring as listed on Schedule 1.01 (Legal Impediments).

“Liabilities” shall mean any and all losses, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations, Taxes and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any other Transaction Agreement or incurred by a party hereto or thereto in connection with enforcing its rights to indemnification hereunder or thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“License” shall mean any license, ordinance, authorization, permit, certificate, right, easement, variance, exemption, consent, franchise or approval from any Governmental Authority.

“License Agreement” shall mean the License Agreement to be entered into by and among L-1 Identity Solutions Operating Company and DMRC Sub.

“M&A Qualified Beneficiaries” shall have the meaning set forth in Section 4.08(d).

“Merger Agreement” shall have the meaning set forth in the recitals hereof.

“Net Proceeds” shall have the meaning set forth in Section 5.05(b).

“Notice of Claim” shall have the meaning set forth in Section 5.04(a).

“Original Merger Agreement” shall have the meaning set forth in the recitals hereof.

“Party” and “Parties” shall have the meaning set forth in the preamble hereof.

“Person” shall have the meaning set forth in the Merger Agreement.

“Proxy Statement” shall have the meaning set forth in the Merger Agreement.

“Purchase Price Excess” shall mean the amount, if any, by which the aggregate price paid to holders of Company Common Stock in the Offer and Merger exceeds $310,000,000.

 “Purchase Price Shortfall” shall mean the amount, if any, by which the aggregate price paid to holders of Company Common Stock in the Offer and Merger is less than $310,000,000.

 “Record Date” shall mean the close of business on the date to be determined by the Digimarc Board of Directors in accordance with applicable Law as the record date for determining stockholders of Digimarc entitled to receive the Distribution.

“Representative” shall have the meaning set forth in the Merger Agreement.

“Restructuring” shall mean the internal restructuring undertaken by Digimarc and its Subsidiaries in connection with the transfer of the DMRC Assets to, and the assumption of the DMRC Liabilities by, the DMRC Entities.

“Restructuring Date” shall mean a date prior to the Distribution Date on which the Restructuring shall occur, as designated by the Parties.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 336(e) Election” shall have the meaning set forth in Section 4.11(g).

“Secure ID Business” shall mean the portion of Digimarc’s business immediately prior to the Distribution Date engaged in the licensing or sale of products, services, Intellectual Property or Technology related to driver licenses, passports, state or national identification cards, and government-issued credentials.

“Secure ID Business Employees” shall have the meaning set forth in Section 4.09(b)(iii).

“Securities Act” shall have the meaning set forth in the Merger Agreement.

“Separation” shall have the meaning set forth in the recitals hereof.

“Separation Tax Liabilities” shall mean any and all Liabilities for Taxes of Digimarc, DMRC and each of their respective Subsidiaries and Affiliates relating to, arising out of or resulting from the Separation, including, any and all Income Taxes, withholding, sale, use, documentary, stamp, real estate transfer, stock transfer, registration, duty or similar fees or Taxes or governmental charges imposed as a result of the transactions contemplated by this Agreement.

“Shared Assets” shall mean any Assets shared, or to be shared, by Digimarc (as the owner of the Secure ID Business) and DMRC (as the owner of the Digital Watermarking Business) and set forth on Schedule 1.01 (Shared Assets).

“Subsidiary” shall have the meaning set forth in the Merger Agreement.

“Taxes” shall have the meaning set forth in the Merger Agreement.

“Technology” shall have the meaning set forth in the Merger Agreement.

“Third Party Claims” shall have the meaning set forth in Section 5.04(b).

“Transaction Agreements” shall mean collectively this Agreement, the Merger Agreement, the Transition Services Agreement, the License Agreement, the Stock Purchase Agreement and all other documents related to the Transactions.

“Transactions” shall have the meaning set forth in the Merger Agreement.

“Transition Services Agreement” shall have the meaning set forth in the Merger Agreement.

ARTICLE II

THE RESTRUCTURING

Section 2.01.          Business Separation.

(a)           Transfer of Assets.  On the Restructuring Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Digimarc shall assign, transfer, convey and deliver to DMRC or a DMRC Subsidiary, and cause the applicable Digimarc Subsidiaries to assign, transfer, convey and deliver to DMRC or a DMRC Subsidiary, and DMRC or a DMRC Subsidiary shall accept from Digimarc and the applicable Digimarc Subsidiaries, all of Digimarc’s and the applicable Digimarc Subsidiaries’ respective right, title and interest in and to all of the DMRC Assets, other than the Delayed Transfer Assets.

(b)           Assumption of Liabilities.  On the Restructuring Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, DMRC shall, and shall cause the DMRC Subsidiaries to, assume, pay and agree faithfully to perform and discharge when due all of the DMRC Liabilities (other than the Delayed Transfer Liabilities) in accordance with their respective terms.  DMRC or a DMRC Subsidiary shall be responsible for all DMRC Liabilities, regardless of (i) when or where or against whom such Liabilities are asserted or determined, (ii) whether asserted or determined prior to or after the Distribution Date and (iii) whether arising from or alleged to arise from the negligence, recklessness, strict liability or violation of Law by or of any DMRC Entity or Digimarc Entity or any of their respective Representatives or Affiliates.  The Digimarc Entities shall be responsible for all Liabilities of Digimarc and its Subsidiaries other than DMRC Liabilities, regardless of (i) when or where or against whom such Liabilities are asserted or determined, (ii) whether asserted or determined prior to or after the Distribution Date and (iii) whether arising from or alleged to arise from the negligence, recklessness, strict liability or violation of Law by or of any Digimarc Entity or any of their respective Representatives or Affiliates.

(c)           Delayed Transfer Assets and Liabilities.

(i)            Notwithstanding anything in this Agreement to the contrary, neither Digimarc nor any of the Digimarc Subsidiaries is obligated to assign, transfer, convey or deliver to DMRC or any DMRC Subsidiary, and neither DMRC nor any DMRC Subsidiary is obligated to assume, any of the rights and obligations under any Delayed Transfer Asset or Delayed Transfer Liability until such time as all Legal Impediments are removed and/or all Consents or Governmental Approvals necessary for the legal transfer and/or assumption thereof are obtained.  Each of the Parties agrees that the Delayed Transfer Assets shall be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities shall be assumed, in accordance with the provisions of Section 2.02.

(ii)           On the Distribution Date, DMRC shall deliver to Digimarc a schedule setting forth all material Delayed Transfer Assets and Delayed Transfer Liabilities known to be existing as of the Distribution Date.  Digimarc shall thereafter, (A) with respect to any such Delayed Transfer Assets, use commercially reasonable efforts, with the costs of Digimarc related thereto to be promptly reimbursed by DMRC, to hold such DMRC Asset in trust for the use and benefit of DMRC and (B) with respect to any such Delayed Transfer Liability, use commercially reasonable efforts, with the costs of Digimarc related thereto to be promptly reimbursed by DMRC, to retain such DMRC Liability for the account of DMRC, in each case, in order to place each Party, insofar as is reasonably possible, in the same position as would have existed had such Delayed Transfer Asset or Delayed Transfer Liability been contributed, assigned, transferred, conveyed, delivered or assumed as contemplated hereby; provided that Digimarc shall not be required to take any action pursuant to this Section 2.01(c)(ii) that would, or could reasonably be expected to, result in any unreimbursed financial obligation to it or any restriction on its business or operations.

(iii)          To the extent that DMRC is provided the use or benefit of any DMRC Asset or has any DMRC Liability held for its account pursuant to this Section 2.01(c), DMRC shall perform, for the benefit of Digimarc and any third Person, the obligations of Digimarc thereunder or in connection therewith, or as may be directed by Digimarc and, if DMRC shall fail to perform to the extent required herein, DMRC shall hold Digimarc harmless and indemnify Digimarc therefor pursuant to Section 5.02(d).

(iv)          Each Party shall, and shall cause its Affiliates to, as and when any such Delayed Transfer Asset or Delayed Transfer Liability becomes contributable, assignable, transferable, conveyable, deliverable or assumable by such Party, effect such contribution, assignment, transfer, conveyance, delivery or assumption, as applicable, as promptly as practicable thereafter without payment of additional consideration.

(d)           Subsequent Transfers.  In the event that at any time or from time to time after the Distribution Date any Party (or any Subsidiary thereof) becomes aware that it possesses any Asset or Liability that is allocated to the other Party pursuant to this Agreement or any other Transaction Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset or Liability to the Party so entitled thereto.  Prior to any such transfer, the Party possessing such Asset or Liability shall hold such Asset or Liability in trust for any such other Party.  As of the Distribution Date, each Party (or, as applicable, such Subsidiary of such Party) shall be deemed to have acquired (or, as applicable, retained) complete and sole beneficial ownership over all the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party (or, after giving effect to the Restructuring and the Distribution, any Subsidiary of such Party) is entitled to acquire or required to assume pursuant to the terms of this Agreement.  The costs and expenses of the Party who held such subsequently transferred Asset or Liability shall be promptly reimbursed by the Party who acquires such Asset or Liability, as the case may be, in order to place each Party, insofar as is reasonably possible, in the same position as it would have been in had such Asset or Liability been contributed, assigned, transferred, conveyed, delivered or assumed as contemplated by Section 2.01(c).

(e)           Inter-Company Agreements and Indebtedness.

(i)            Subject to Section 2.01(e)(iii), on or prior to the Distribution Date, the Digimarc Entities, on the one hand, and the DMRC Entities, on the other hand, shall terminate any and all Contracts between or among Digimarc and/or any Digimarc Entity, on the one hand, and DMRC and/or any DMRC Entity, on the other hand, effective as of the Distribution Date.  No such terminated Contract (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties shall be released from all obligations thereunder.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(ii)           On or prior to the Distribution Date, all Inter-Group Indebtedness shall be paid in full and settled.

(iii)          The provisions of Section 2.01(e)(i) shall not apply to terminate this Agreement, the other Transaction Agreements, any agreement contemplated by the Transaction Agreements or any agreement set forth on Schedule 2.01(e).

(f)            Certain Resignations. On or prior to the Distribution Date, Digimarc shall cause each employee and director of Digimarc and its Subsidiaries who will not be employed by DMRC or a DMRC Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of DMRC or any DMRC Subsidiary on which they serve, and from all positions as officers of DMRC or any DMRC Subsidiary in which they serve.   On or prior to the Distribution Date, DMRC will cause each employee and director of DMRC and its Subsidiaries who will not be employed by Digimarc or a Digimarc Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of any Digimarc Subsidiary on which they serve, and from all positions as officers of Digimarc or any Digimarc Subsidiary in which they serve.

Section 2.02.          Documents Relating to the Transfer of DMRC Assets and Assumption of DMRC Liabilities.  In furtherance of the assignment, transfer and conveyance of DMRC Assets and the assumption of DMRC Liabilities pursuant to this Agreement, on or prior to the Distribution Date and, with respect to Delayed Transfer Assets and Delayed Transfer Liabilities, at such time after the Distribution Date as such Delayed Transfer Asset or Delayed Transfer Liability can be transferred:

(a)           Digimarc shall execute and deliver and, if applicable, shall cause its Subsidiaries, to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of Digimarc’s right, title and interest in and to the DMRC Assets to DMRC; provided that the instruments executed and delivered pursuant to this Section 2.02(a) shall be in a form reasonably satisfactory to the Parties and consistent with the terms of this Agreement; and

(b)           DMRC shall execute and deliver to Digimarc such instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by DMRC of the DMRC Liabilities; provided that any instruments executed and delivered pursuant to this Section 2.02(b) shall be in a form reasonably satisfactory to the Parties and consistent with the terms of this Agreement.

Section 2.03.          Novation of DMRC Liabilities.

(a)           Before and after the Distribution Date, DMRC shall use its commercially reasonable efforts to (i) obtain, or to cause to be obtained, any release, Consent, substitution, approval or amendment required to novate all Digimarc Entities from, and assign all obligations under, Contracts, Licenses, Benefit Plans and other obligations or Liabilities of any nature whatsoever that constitute DMRC Liabilities, or to obtain in writing the unconditional release of all Digimarc Entities from such obligations, so that, in any such case, the DMRC Entities shall be solely responsible for such DMRC Liabilities and (ii) terminate, or to cause DMRC Assets to be substituted in all respects for any Assets retained by Digimarc in respect of, any Encumbrances on Assets retained by Digimarc which are securing any DMRC Liabilities; provided, however, that neither Digimarc nor DMRC shall be obligated to pay any consideration therefor to any third party from whom such releases, Consents, substitutions, approvals, amendments or terminations are requested except as expressly set forth in the applicable Contract, License or Benefit Plan.

(b)           If DMRC is unable to obtain, or to cause to be obtained, any release, Consent, substitution, approval or amendment required pursuant to Section 2.03(a), (i) the applicable Digimarc Entity shall continue to be bound by such Contracts, Licenses and other obligations, (ii) unless not permitted by Law or the terms thereof, DMRC shall, as agent or subcontractor for such Digimarc Entity, pay, perform and discharge fully all the obligations or other Liabilities of such Digimarc Entity thereunder from and after the Distribution Date and (iii) DMRC shall indemnify and hold harmless each Digimarc Indemnitee against any Liabilities arising in connection therewith.

(c)           Without the prior written consent of Digimarc, from and after the Distribution Date, DMRC shall not, and shall not permit any DMRC Entity to, renew or extend the term of or increase its obligations under any Contract, License or other obligation for which a Digimarc Entity is or may be liable, or for which any Digimarc Asset is or may be encumbered, unless all obligations of the Digimarc Entities and all Encumbrances on any Digimarc Asset with respect thereto are thereupon released and terminated by documentation reasonably satisfactory in form and substance to Digimarc.

Section 2.04.          Issuance of Units.  At or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, the Parties shall take all steps necessary so that on the Distribution Date the number of DMRC Units outstanding and held by Digimarc shall be equal to the amount necessary to provide for the issuance of one DMRC Unit for every three and one-half shares of Digimarc Common Stock outstanding on the Record Date, subject to adjustment for fractional interests pursuant to Section 3.05.

Section 2.05.          Other Transaction Agreements.  At or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, each of Digimarc and DMRC shall execute and deliver the other Transaction Agreements that were not previously executed and delivered.

ARTICLE III

THE DISTRIBUTION

Section 3.01.          Record Date and Distribution Date.  Prior to the Distribution Date, the Digimarc Board of Directors, in accordance with applicable Law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution, including authorizing Digimarc to effect the Distribution prior to the Target Spin-Off Date.  Digimarc will provide notice to the National Association of

Securities Dealers no later than ten (10) days prior to the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.02.          Distribution Agent.  Prior to the Distribution Date, Digimarc shall enter into an agreement with the Distribution Agent (the “Distribution Agent Agreement”), which shall be on terms that are reasonably satisfactory to L-1, providing for the Distribution of DMRC Units in accordance with the terms of this Agreement.

Section 3.03.          Deliveries to the Distribution Agent.  Subject to the satisfaction or waiver of the conditions set forth in Section 7.01 (other than conditions that by their nature are to be satisfied at the time of the Restructuring or the Distribution and shall in fact be satisfied at such time), on or prior to the Distribution Date, Digimarc shall deliver to the Distribution Agent (a) for the benefit of holders of record of Digimarc Common Stock on the Record Date, book entry transfer authorizations for such number of DMRC Units equal to the number of DMRC Units to be distributed in connection with the Distribution, and (b) all Information required to complete the Distribution on the basis set forth herein and under the Distribution Agent Agreement.  Following the Distribution Date, upon request of the Distribution Agent, DMRC shall provide to the Distribution Agent all certificates (or book-entry transfer authorizations) for DMRC Units that the Distribution Agent shall require in order to further effect the Distribution.

Section 3.04.          Distribution.

(a)           Subject to the satisfaction or waiver of the conditions set forth in Section 7.01, the Distribution shall be effective on the Distribution Date and Digimarc shall instruct the Distribution Agent at or prior to the Acceptance Time to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Digimarc Common Stock as of the Record Date, one (1) DMRC Unit for every three and one-half (3½) shares of Digimarc Common Stock held by such record holder on the Record Date; provided, however, that such ratio may be changed by Digimarc prior to the distribution date as reasonably determined by Digimarc as a result of market or other factors.  DMRC agrees to provide all book entry registration authorizations for DMRC Units that Digimarc shall require (after giving affect to Section 2.04) in order to effect the Distribution.  DMRC shall direct the Distribution Agent to distribute on the Distribution Date, or as soon as reasonably practicable thereafter, the appropriate number of DMRC Units (or shares of DMRC Sub Common Stock, if the DMRC Merger has already occurred) to each such holder or the designated transferee of such holder.

(b)           Notwithstanding subparagraph (a) of this Section 3.04, (i) to the extent the condition set forth in Section 7.01(f) is not satisfied immediately prior to the expiration of the Offer period or the Target Spin-Off Date, and (ii) Digimarc and DMRC are reasonably satisfied that no Governmental Authority with oversight of the Trust Transfer and the Spin-Off will object to such transaction, Digimarc will, in accordance with the terms and conditions of this

Agreement (excepting the condition set forth in Section 7.01(f)) and those of the other Transaction Agreements, immediately prior to the expiration of the Offer period or the Target Spin-Off Date, effect the Trust Transfer.  If the Trust Transfer is effected, the DMRC Units shall be held in trust on behalf of Digimarc’s stockholders as of the Record Date until such time as the condition set forth in Section 7.01(f) is satisfied, immediately after which the trust shall effect the Distribution on the same terms and conditions contemplated by this Article III.

Section 3.05.          Fractional Interests; Unclaimed Units.

(a)           No Fractional Units.  Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional DMRC Units shall be delivered to the Distribution Agent for the benefit of holders of record of Digimarc Common Stock on the Record Date (“Digimarc Stockholders”).  Holders of record shall receive cash equal to the fair market value of any fractional DMRC Units, which shall be paid using the Cash constituting part of the DMRC Assets.

(b)           Unclaimed Units.  Any DMRC Units made available to the Distribution Agent that remains undistributed one hundred eighty (180) days after the Distribution Date shall be delivered to DMRC.  DMRC shall hold such DMRC Units for the account of such Digimarc Stockholders and any such Digimarc Stockholder shall look only to DMRC for such DMRC Units, subject to applicable escheat or other abandoned property Laws.

Section 3.06.          Timing of the Distribution.  Digimarc shall consummate the Separation as promptly as practicable after satisfaction (or waiver to the extent permissible) of all of the conditions to the Restructuring and the Distribution specified in Section 7.01 (other than conditions that by their nature are to be satisfied at the time of the Restructuring or Distribution and shall in fact be satisfied at such time).  The Restructuring shall occur on the Distribution Date prior to the Distribution, which shall occur at a time to be mutually agreed by the Parties on the Distribution Date.

Section 3.07.          DMRC Merger.

(a)           The DMRC Merger shall occur as soon as practicable following the Distribution.  As a result of the DMRC Merger, each holder of DMRC Units will receive one (1) share of DMRC Sub Common Stock for each DMRC Unit allocated to the holder in the Distribution.  The DMRC Merger shall be effective as set forth in the certificate of merger filed with the Secretary of State of the State of Delaware to effect the DMRC Merger.

(b)           Prior to the Distribution Date, DMRC will deliver to the Distribution Agent for the benefit of the holders of Digimarc Common Stock on the Record Date, as holders of DMRC Units following the Distribution, stock certificates, endorsed by DMRC in blank, representing all of the outstanding shares of DMRC Sub

Common Stock then owned by DMRC.  DMRC will cause the transfer agent for the DMRC Sub Common Stock to credit the appropriate class and number of such shares of DMRC Sub Common Stock to book entry accounts for each such holder or designated transferee of such holder. For stockholders of Digimarc who own Digimarc Common Stock through a broker or other nominee, their shares of DMRC Sub Common Stock will be credited to their respective accounts by such broker or nominee.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.01.          Access to Information.

(a)           Except in the case of an adversarial Action by or against any Digimarc Entity or Entities, on the one hand, and any DMRC Entity or Entities, on the other hand (which shall be governed by such discovery rules as may be applicable thereto), and subject to Section 4.02, each of Digimarc and DMRC, on behalf of the Digimarc Entities and the DMRC Entities, respectively, agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, subject to applicable Laws relating to the exchange of information, and only in such manner that does not cause unreasonable disruption of the business of such Person, any Information existing as of the Acceptance Time and in the possession or under the control of such Person that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligations, or confirm compliance of the other Party’s obligations, under this Agreement or any other Transaction Agreement; provided, however, that (A) the requesting Person shall agree in writing to keep any Information that includes proprietary, confidential or privileged Information of the providing Person confidential, except to the extent that such records or documents are required to be disclosed by applicable Law or legal process, (B) each Party agrees to notify the providing Person of any Action whereby such requesting Person might be required to disclose proprietary, confidential or privileged Information, so that the providing Person may seek a protective order, (C) in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any applicable Law or provision of any material Contract, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence and (D) if Information other than that pertaining to the Digital Watermarking Business or the Secure ID Business is contained in such records, Digimarc and DMRC shall either agree that such Information may be omitted or redacted by the providing Person, or shall enter into appropriate secrecy commitments to protect such Information.

(b)           Following the Acceptance Time, each Party shall make its employees reasonably available to the other Party during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

Section 4.02.          Privileged Matters.

(a)           The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the collective benefit of each of the members of the Digimarc Group and the DMRC Group, and that each of the members of the Digimarc Group and the DMRC Group should be deemed to be the client for the purposes of asserting all privileges that may be asserted under applicable Law.

(b)           Digimarc and DMRC intend that any transfer of Information pursuant to this Agreement that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.  Accordingly, the Parties agree as follows:

(i)            The Digimarc Group shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Secure ID Business, whether or not the privileged information is in the possession of or under the control of the Digimarc Group or the DMRC Group. The Digimarc Group shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Liabilities of Digimarc or any of its Subsidiaries (other than DMRC Liabilities), now pending or which may be asserted in the future, in any Action initiated against or by the Digimarc Group, whether or not the privileged information is in the possession of or under the control of the Digimarc Group or the DMRC Group.

(ii)           The DMRC Group shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Digital Watermarking Business, whether or not the privileged information is in the possession of or under the control of the Digimarc Group or The DMRC Group. The DMRC Group shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting DMRC Liabilities, now pending or that may be asserted in the future, in any Action initiated against or by the DMRC Group, whether or not the privileged information is in the possession or under the control of the Digimarc Group or the DMRC Group.

(c)           The Parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.02, with respect to all privileges not allocated pursuant to the terms of Section 4.02(b). All privileges relating to any Action, dispute, or other matter that involves the Digimarc

Group or the DMRC Group in respect of which such Parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

(d)           No Party may waive any privilege that could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Action with third parties or as provided in subsection (e) below. Any such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice is provided by the Party requesting such consent in accordance with the terms of this Agreement.

(e)           In the event of any Action or dispute between one or more members of the Digimarc Group, on the one hand, and one or more members of the DMRC Group, on the other hand, then any such party, to the extent necessary in connection with such Action or dispute, may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action or dispute between the relevant Parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f)            Upon receipt by any Party of any subpoena, discovery or other request that arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its current or former Representatives has received any subpoena, discovery or other requests that arguably calls for the production or disclosure of such privileged information, such Party shall, to the extent practicable, promptly notify the other Party of the existence of the request and provide the other Party a reasonable opportunity to review the information (to the extent such information is available to such Party) and to assert any rights it or they may have under this Section 4.02 or otherwise to prevent the production or disclosure of such privileged information, unless such notice is prohibited by statute or court order.

(g)           The transfer of any Information pursuant to this Agreement is made in reliance on the agreement of Digimarc and DMRC, as set forth in Section 4.01 to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Section 4.01, the agreement to provide witnesses and individuals pursuant to Sections 4.01 and 4.08, the furnishing of notices and documents and other cooperative efforts contemplated by Section 4.01, and the transfer of privileged information between and among the Parties pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 4.03.          Ownership of Information.  Any Information owned by either the DMRC Entities or the Digimarc Entities that is provided to a requesting Party pursuant to Section 4.01 shall be deemed to remain the confidential property of the providing Party.

Unless specifically set forth herein or in any Transaction Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 4.04.          Compensation for Providing Information.  Subject to the terms of the Merger Agreement and the Transition Services Agreement, the Party requesting such Information agrees to reimburse the Party providing such Information for the reasonable costs, if any, of creating, gathering and copying such Information, and making its employees available, to the extent that such costs are incurred for the benefit of the requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 4.05.          Record Retention.

(a)           Information Other Than Iron Mountain Archive Files.  On or prior to the Distribution Date, (i) Digimarc agrees to use commercially reasonable efforts to transfer all Information primarily related to the Secure ID Business to DMRC and (ii) DMRC agrees to use commercially reasonable efforts to transfer all Information primarily related to the Secure ID Business to Digimarc.  To facilitate the possible exchange of any Information pursuant to this Article IV and other provisions of this Agreement after the Distribution Date, subject to Section 4.05(b), the Parties agree to use their commercially reasonable efforts to retain all Information existing as of the Effective Time and in their respective possession or control relating to the Digital Watermarking Business, the Secure ID Business, Assets or Liabilities on the Distribution Date in accordance with their respective record retention policies, as may be amended from time to time.  To the extent a Party discovers Information that is an Asset of the other Party, the discovering Party shall use its commercially reasonable efforts to notify the other Party of the proposed destruction and give the other Party the opportunity to take possession of such Information prior to destruction.

(b)           Iron Mountain Archive Files.  With respect to the Information existing as of the Acceptance Time that Digimarc has placed with Iron Mountain Storage Company (“Iron Mountain”, and such Information, the “Iron Mountain Archive Files”), the Parties agree to handle access, retention and destruction of such Information in accordance with a Joint Storage Agreement to be entered into in a form to be mutually agreed upon by the Parties.  The Joint Storage Agreement to be entered into among the Parties shall include the following provisions:

(i)            no ownership rights to the Iron Mountain Archive Files shall be transferred;

(ii)           the Parties shall enter into any agreements required by Iron Mountain to continue the current storage arrangements; provided, however, that all decisions regarding access or destruction of the Iron Mountain Archive Files made after the Distribution Date must be made jointly by Digimarc and DMRC;

(iii)          no Party will have access to the Iron Mountain Archive Files without the permission of the other Party, which shall not be unreasonably withheld;

(iv)          the Parties will mutually instruct Iron Mountain to destroy all such Iron Mountain Archive Files (including the actual medium the Iron Mountain Archive Files reside on) on the later of (A) ninety (90) days after the Acceptance Time or (B) upon the settlement of the IPO related cases.

(v)           the Parties shall split the cost of the storage equally; provided, however, that any costs associated with storage for an additional time period requested by one Party shall be the sole responsibility of such party.

Section 4.06.          Limitation of Liability.  No Party shall have any liability to any other Party in respect of Information exchanged or provided pursuant to this Article IV.

Section 4.07.          Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Transaction Agreement.

Section 4.08.          Production of Witnesses.  Subject to Section 4.04, after the Distribution Date, except in the case of an adversarial Action by or against any Digimarc Entity or Entities, on the one hand, and any DMRC Entity or Entities, on the other hand (which shall be governed by such discovery rules as may be applicable thereto), each of Digimarc and DMRC shall use its reasonable efforts, and shall use its reasonable efforts to cause each Digimarc Entity or DMRC Entity, as applicable, to make available to the other Party or any Affiliate or Subsidiary of the other Party, upon written request, such Party’s (and its Affiliates’ and Subsidiaries’) former (to the extent practicable) and current (to the extent practicable) directors, officers and employees as witnesses or otherwise to the extent that the requesting Party (giving consideration to business demands of such directors, officers and employees) reasonably determines that such Information relates to any such Action, administrative or other proceedings (including preparation for such matters or proceedings) relating to the Digital Watermarking Business or the Secure ID Business on or prior to the Distribution Date.  The costs and expenses incurred in the provision of such witnesses and Information shall be paid by the Party requesting the availability of such Persons.

Section 4.09.          Employees and Employee Benefit Plans.

(a)           Employees.  As of the Distribution Date, the DMRC Employees shall cease to be employees of Digimarc and its Subsidiaries, as applicable, and shall become employees of DMRC or its Subsidiaries, as applicable.  Any employment records maintained by Digimarc relating to any such DMRC Employees shall be transferred to DMRC.

(b)           401(k) and Company Contribution Plans.

(i)            Effective as of the Distribution Date, Digimarc shall assign to, and DMRC shall assume sponsorship of, the Digimarc 401(k) Plan and the Digimarc Company Contribution Plan (the “Digimarc Retirement Plans”) and the trusts related thereto.  The Parties shall take all such commercially reasonable actions as may be necessary to accomplish such transfer and shall use commercially reasonable efforts to obtain any necessary consents or approvals to such transfer from the trustee, third party administrators, service providers and any other individuals and entities from whom such consent or approval is required to effectuate such transfer.  Effective upon such transfer of sponsorship (A) Digimarc shall resign and cease to be the plan sponsor, named fiduciary and plan administrator of the Digimarc Retirement Plans, and (B) Digimarc shall cease to have any other authority or obligation with respect to the Digimarc Retirement Plans (other than for contributions due, but not yet paid, with respect to periods ending prior to the Distribution Date).

(ii)           Effective as of the Distribution Date, all employees of Digimarc and its Subsidiaries (other than DMRC and its Subsidiaries) shall cease to be eligible to participate in the Digimarc Retirement Plans as active participants.

(iii)          At or as soon as practicable after the Effective Time, all employees of the Secure ID Business (“Secure ID Business Employees”) shall be eligible to participate in a 401(k) plan maintained by L-1 or one of its Affiliates (the “L-1 401(k) Plan”) and the account balances (and related assets, including any outstanding participant loans) of the Secure ID Business Employees under the Digimarc Retirement Plans shall be transferred from the Digimarc Retirement Plans to the L-1 401(k) Plan.  The Parties, L-1 and its Affiliates shall take all commercially reasonable actions as may be necessary to effectuate the transfer of account balances contemplated in the preceding sentence, including, without limitation, directing the trustees of the Digimarc Retirement Plans and the L-1 401(k) Plan to effectuate such transfer, and shall cooperate as necessary to provide all required notices and make all required filings attendant to such transfer (such as any required black out notices and any required Form 5310A filings).  In addition, L-1 shall amend, or cause to be amended, the L-1 401(k) Plan as may be necessary to ensure that such transfer does not violate Section 411(d)(6) or any other provision of the Code and shall implement, or cause to be implemented, payroll deduction procedures to facilitate continued repayment of any transferred participant loans.  Upon such transfer, DMRC and the Digimarc Retirement Plans shall cease to have any liability, authority or obligation with respect to such transferred accounts and such accounts shall be governed by the terms of the L-1 401(k) Plan.

(c)           Welfare Benefit Plans.

(i)            Effective as of the Distribution Date, DMRC Employees and their spouses and dependents shall cease to participate in those group welfare plans set forth on Schedule 4.09; provided, however, that DMRC Employees and their spouses and dependents participating in such plans prior to the Distribution Date shall remain entitled to benefits under (and in accordance with the terms of) such plans for claims incurred, but not paid, prior to the Distribution Date.  Effective as of the Distribution Date, DMRC shall establish such new group welfare plans for the benefit of DMRC Employees as it deems desirable; provided, however, that DMRC shall establish such welfare benefit plans as it reasonably believes to be necessary to satisfy its obligations under Section 4.09(d) below.

(ii)           On or as soon as administratively practicable after the Distribution Date, Digimarc shall transfer to DMRC (or such other Person(s) as DMRC may designate) (A) the health care spending accounts and the dependent care spending accounts of all DMRC Employees under the Digimarc Corporation Health and Welfare Plan (also known as the Digimarc Corporation Health and Welfare Benefits Plan) (the “Digimarc Cafeteria Plan” and, collectively, the “FSAs”) and DMRC shall assume all liabilities related thereto, subject to Digimarc’s proper performance of its obligations under this Section 4.09(c)(ii), and (B) a cash payment equal to the amount by which the aggregate salary reductions (and other contributions) made for the plan year beginning May 1, 2008 (the “2008 Plan Year”) by or on behalf of DMRC Employees under the FSAs on or before the Distribution Date exceed the aggregate claims for the 2008 Plan Year paid to DMRC Employees under the FSAs on or before the Distribution Date; provided, however, that if the aggregate salary reductions (and other contributions) made for the 2008 Plan Year by (or on behalf of) DMRC Employees under the FSAs on or before the Distribution Date are exceeded by the aggregate claims for 2008 Plan Year paid to DMRC Employees under the FSAs on or before the Distribution Date, DMRC shall transfer to Digimarc a cash payment equal to the amount of such deficit.  Within a reasonable period of time after the date of this Agreement (and, in any event, prior to the Distribution Date), Digimarc shall provide to DMRC copies of the 2008 Plan Year Digimarc Cafeteria Plan elections of all DMRC Employees.  On or before the Distribution Date, Digimarc shall provide DMRC with the calculation of the amount to be transferred pursuant to clause (B) above.

(d)           COBRA.  From and after the Distribution Date, (i) Digimarc and, following the Effective Time, the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) of which it will be a part, shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transactions contemplated by this Agreement and the Merger Agreement (collectively, the “M&A Qualified Beneficiaries”), other than those M&A Qualified Beneficiaries who are DMRC Employees, and (ii) DMRC shall be solely responsible for providing continuation coverage under COBRA to those M&A Qualified Beneficiaries who are DMRC Employees.

(e)           No Third Party Beneficiaries.  Nothing in this Section 4.09 shall (i) limit the right of Digimarc or DMRC to terminate or suspend the employment of any employee, whether before, on or after the Distribution Date, (ii) be deemed to modify any rights or benefits of any participant or eligible employee under any Benefit Plan, (iii) prevent Digimarc or DMRC from amending or terminating any Benefit Plan,

(iv) require Digimarc or DMRC to sponsor, maintain or contribute to any particular employee benefit plan, program or arrangement or to provide any particular benefit to employees, or (v) be construed as providing any rights to any employee or dependant (or any other Person) as a third party beneficiary with respect to the matters set forth in this Section 4.09.

(f)            Cooperation.  Digimarc and DMRC shall cooperate and take any action reasonably requested by the other to document, confirm or facilitate the actions required by this Section 4.09.

Section 4.10.         Non-Competition and Non-Solicitation.

(a)            Non-Competition by the DMRC Group.

(i)            Except as expressly contemplated by this Agreement or the Transaction Agreements, during the five (5)-year period immediately following the Distribution Date, the DMRC Group will not, directly or through another Person, in the United States or in any other geographical location in which Digimarc or the Digimarc Group is then doing business, own, manage, operate, control, participate in, invest in, lend money to, acquire or hold any investment in, or otherwise carry on, a business which is engaged in the licensing or sale of products, services, Intellectual Property or Technology related to driver licenses, passports, state or national identification cards, and government-issued credentials (for purposes of this Section 4.10(a), a “Competing Business”).

(ii)           Notwithstanding the foregoing:

(A)          the ownership by any member of the DMRC Group of less than five percent (5%) of the outstanding shares of capital stock of any corporation engaged in a Competing Business listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of Section 4.10(a)(i);

(B)           the DMRC Group may acquire control of an entity engaged in a Competing Business if such entity derived not more than ten percent (10%) of its revenues during its most recent fiscal year prior to acquisition by the DMRC Group from the Competing Business;

(C)           if any third party not a member of the DMRC Group as of the Distribution Date acquires, directly or indirectly, prior to the fifth (5th) anniversary of the Distribution Date, (1) beneficial ownership of fifty percent (50%) or more of the voting securities of DMRC, including by way of merger or any other business combination or (2) all or substantially all assets of DMRC, then, nothing in this Agreement shall: (x) be a limitation on any activities of such acquiring party or any entity directly or indirectly controlling, controlled by or under common control with such acquiring party (other than a DMRC Entity that is acquired and is subject to the provisions of this Agreement at the time of such acquisition) or (y) give rise to any obligation of DMRC with respect to the activities of such acquiring party or any entity directly or indirectly controlling, controlled by or under common control with such acquiring party (other than a DMRC Entity that is acquired and is subject to the provisions of this Agreement at the time of such acquisition); and

(D)          any Subsidiary or business sold or otherwise disposed of by any member of the DMRC Group shall no longer be subject to the provisions of this Agreement (and neither DMRC nor any other Person shall be subject to the provisions of this Agreement with respect to such Subsidiary or business); provided, that such Subsidiary or business (and DMRC with respect thereto) shall not be so released if any member of the DMRC Group retains a greater than twenty-five percent (25%) interest in such Subsidiary or business.

(b)           Non-Competition by the Digimarc Group.

(i)            Except as expressly contemplated by this Agreement or the Transaction Agreements, during the five (5)-year period immediately following the Distribution Date, the Digimarc Group will not, directly or through another Person, in the United States or in any other geographical location in which DMRC or the DMRC Group is then doing business, own, manage, operate, control, participate in, invest in, lend money to, acquire or hold any investment in, or otherwise carry on, a business which is engaged in the licensing or sale of products, services, Intellectual Property or Technology for digital watermarking, media fingerprinting (pattern recognition but not including biometric identifiers), digital rights management or other media management approaches (for purposes of this Section 4.10(b), a “Competing Business”).

(ii)           Notwithstanding the foregoing:

(A)          the ownership by any member of the Digimarc Group of less than five percent (5%) of the outstanding shares of capital stock of any corporation engaged in a Competing Business listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of Section 4.10(b)(i);

(B)           the Digimarc Group may acquire control of an entity engaged in a Competing Business if such derived not more than ten percent (10%) of its revenues during its most recent fiscal year prior to acquisition by the Digimarc Group from the Competing Business;

(C)           if any third party not a member of the Digimarc Group as of the Distribution Date acquires, directly or indirectly, prior to the fifth (5th) anniversary of the Distribution Date, (1) beneficial ownership of fifty percent (50%) or more of the voting securities of Digimarc, including by way of merger or any other business combination with Digimarc or (2) all or substantially all assets of Digimarc, then, nothing in this Agreement shall: (x) be a limitation on any activities of such acquiring party or any entity directly or indirectly controlling, controlled by or under common control with such acquiring party (other than a Digimarc Entity that is acquired and is subject to the provisions of this Agreement at the time of such acquisition) or (y) give rise to any obligation of Digimarc with respect to the activities of such acquiring party or any entity directly or indirectly controlling, controlled by or under common control with such acquiring party (other than a Digimarc Entity that is acquired and is subject to the provisions of this Agreement at the time of such acquisition); and

(D)          any Subsidiary or business sold or otherwise disposed of by any member of the Digimarc Group shall no longer be subject to the provisions of this Agreement (and neither Digimarc nor any other Person shall be subject to the provisions of this Agreement with respect to such Subsidiary or business); provided, that such Subsidiary or business (and Digimarc with respect thereto) shall not be so released if any member of the Digimarc Group retains a greater than twenty-five percent (25%) interest in such Subsidiary or business.

(c)           Non-Solicitation of Employees.

(i)            Except as expressly contemplated by this Agreement or the Transaction Agreements, during the five (5)-year period immediately following the Distribution Date, the DMRC Entities will not, on their own behalf or on behalf of any other Person, directly or indirectly, solicit or attempt to solicit for hire any person who is then an employee of the Digimarc Group; provided, however, that the prohibition against solicitation shall not apply to solicitations made to the general public (e.g., newspaper or similar advertisements) not specifically addressed to any such employee or solicitations by recruiting firms retained by the DMRC Group not specifically directed at the employees of the Digimarc Group.

(ii)           Except as expressly contemplated by this Agreement or the Transaction Agreements, during the five (5)-year period immediately following the Distribution Date, the Digimarc Group will not, on its own behalf or on behalf of any other Person, directly or indirectly, hire, engage, solicit or attempt to solicit for hire any person who is then an employee of the DMRC Group; provided, however, that the prohibition against solicitation shall not apply to solicitations made to the general public (e.g., newspaper or similar advertisements) not specifically addressed to any such employee or solicitations by recruiting firms retained by the Digimarc Group not specifically directed at the employees of the DMRC Group.

(d)           Non-Solicitation of Others.

(i)            Except as expressly contemplated by this Agreement or the Transaction Agreements, during the five (5)-year period immediately following the Distribution Date, the DMRC Entities will not, directly or through another Person, in any manner or capacity, (A) solicit or attempt to solicit any Person or entity who was a customer of the DMRC Group or the Digimarc Group during the eighteen (18) months immediately prior to the Distribution Date or who becomes a customer of the DMRC

Group or the Digimarc Group during the term of the Transition Services Agreement, in each case, for the purposes of selling, marketing or engaging in any activity prohibited by Section 4.10(a), or (B) solicit, request, advise or induce any supplier or other business contact of the Digimarc Group to cancel, curtail or otherwise adversely change its relationship with the Digimarc Group.

(ii)           Except as expressly contemplated by this Agreement or the Transaction Agreements, during the five (5)-year period immediately following the Distribution Date, the Digimarc Group will not, directly or through another Person, in any manner or capacity, (A) solicit or attempt to solicit any Person who was a customer of the DMRC Group or the Digimarc Group during the eighteen (18) months immediately prior to the Distribution Date or who becomes a customer of the DMRC Group or the Digimarc Group during the term of the Transition Services Agreement, in each case, for the purposes of selling, marketing or engaging in any activity prohibited by Section 4.10(b), or (B) solicit, request, advise or induce any supplier or other business contact of the DMRC Group to cancel, curtail or otherwise adversely change its relationship with the DMRC Group.

Section 4.11.        Tax Matters.

(a)           Prorations.  Digimarc shall bear all property and ad valorem Tax liability and similar recurring Taxes payable with respect to the DMRC Assets for Tax years or periods ending on or prior to the Distribution Date.  All other property or ad valorem Tax obligations and similar recurring Taxes payable with respect to the DMRC Assets (including the Delayed Transfer Assets) for Tax years or periods beginning before, and ending after, the Distribution Date, shall be prorated between Digimarc and DMRC as of the Distribution Date based on the number of days in the Tax year or period.  Digimarc shall be responsible for the same proportion of such Taxes as the part of the year or period up to and including the Distribution Date bears to the whole of such Tax year or period.  DMRC shall be responsible for the same proportion of such Taxes as the part of the Tax year or period after the Distribution Date bears to the whole of such Tax year or period.  With respect to Taxes described in this Section 4.11(a), Digimarc shall timely file all Tax Returns due before the Distribution Date with respect to such Taxes and DMRC shall prepare and timely file all Tax Returns due after the Distribution Date with respect to such Taxes.  If one Party remits to the appropriate taxing authority payment for Taxes, which are subject to proration under this Section 4.11(a) and such payment includes the other Party’s share of such Taxes, such other party shall promptly reimburse the remitting Party for its share of such Taxes within ten (10) days by wire transfer of immediately available funds to an account designated by such remitting Party.

(b)           Income Tax Returns.  For U.S. federal and applicable state and local Income Tax purposes, Digimarc shall include on its Income Tax Returns for all Tax years or periods that include the Distribution all items of income, gain, loss, deduction, credit and other Income Tax items relating or attributable to DMRC and its Subsidiaries and Affiliates, the DMRC Assets and the Digital Watermarking Business through the Distribution Date.

(c)           Cooperation on Tax Matters.  Digimarc and DMRC shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the DMRC Assets and the DMRC Liabilities as is reasonably necessary for the preparation and filing of any Tax return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

(d)           Tax Treatment of the Transactions.  For U.S. federal and applicable state and local Income Tax purposes, the Parties intend that:

(i)            prior to the Distribution, each of DMRC and its Subsidiaries eligible to be disregarded as an entity separate from Digimarc for U.S. federal and applicable state and local Tax purposes under Treasury Regulations Section 301.7701-3 shall be so treated;

(ii)           the Distribution, the Offer and the Merger shall be treated as an integrated transaction in redemption and disposition of the shares of Digimarc Common Stock;

(iii)          the Distribution shall be treated as a distribution of all of the DMRC Assets, subject to the DMRC Liabilities, to holders of Digimarc Common Stock in redemption of a portion of their shares of Digimarc Common Stock, followed by a contribution by such holders of such DMRC Assets, subject to such DMRC Liabilities, to DMRC in exchange for a pro rata share of the DMRC Units (which DMRC intends to be classified as a partnership for U.S. and applicable state and local Income Tax purposes immediately after the exchange); and

(iv)          the DMRC Merger shall be treated as a contribution by DMRC of all of the DMRC Assets, subject to the DMRC Liabilities, to DMRC Sub in exchange for DMRC Sub Common Stock, followed by the distribution of such DMRC Sub Common Stock to the holders of Digimarc Common Stock in liquidation of DMRC.

Except as required as a result of a Final Determination, neither Digimarc, DMRC, nor their respective Subsidiaries or Affiliates, shall take any position inconsistent with the foregoing treatment.

(e)           Refunds.  Each of Digimarc and DMRC shall be entitled to any refund (and any interest thereon received from the applicable Tax authority) in respect of Taxes for which such party is responsible under this Agreement.  A party receiving a refund to which another party is entitled pursuant to this Section 4.11(e) shall pay the amount, net of any Taxes or other costs incurred in connection with the receipt thereof, to which such other party is entitled promptly after receipt (whether in cash or as a credit or other offset against other current Taxes).  Any refunds in respect of Taxes pro-rated under Section 4.11(a) shall be equitably apportioned between Digimarc and DMRC in a manner consistent with the principles underlying the allocation methodologies in Section 4.11(a).

(f)            Distribution-Related Proceedings.

(i)            Digimarc shall notify DMRC in writing of any communication with respect to any pending or threatened Distribution-Related Proceeding no later than ten (10) Business Days after Digimarc or any of its Subsidiaries or Affiliates first receives written notice thereof.  Digimarc shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Digimarc or any of its Subsidiaries or Affiliates.

(ii)           In the event of any Distribution-Related Proceeding (A) Digimarc shall consult with DMRC reasonably in advance of taking any significant action in connection with such proceeding, (B) Digimarc shall consult with DMRC and offer DMRC a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such proceeding, (C) Digimarc shall defend such proceeding diligently and in good faith, (D) DMRC shall be entitled to participate in such proceeding with counsel of its own choosing and receive copies of any written materials relating to such proceeding received from the relevant Tax authority, and (E) Digimarc shall not settle, compromise or abandon any such proceeding without obtaining the prior written consent of DMRC, which consent shall not be unreasonably withheld or delayed.

(iii)          Notwithstanding anything to the contrary herein, in the event of a conflict between the procedures set forth in this Section 4.11(f) and Section 5.04, the provisions of this Section 4.11(f) shall govern.

(g)           Section 336(e) Election.  Each of Digimarc and DMRC shall make a protective election pursuant to Section 336(e) of the Code (the “Section 336(e) Election”) with respect to the Distribution in the manner and form reasonably requested by DMRC and on any applicable Tax Return relating to the Distribution by attaching a statement (the “Election Statement”) to any such Tax Return explaining that in the event the Distribution is not treated for U.S. federal or applicable state and local Income Tax purposes as a distribution of the DMRC Assets (subject to the DMRC Liabilities) held by DMRC to the holders of Digimarc Common Stock, and instead is treated for U.S. federal or applicable state and local Income Tax purposes as a distribution of shares of stock in a corporation (the “Distributed Corporation”) to the holders of Digimarc Common Stock, such Party is making the Section 336(e) Election to treat the Distribution as a disposition of all of the assets held by the Distributed Corporation at the time of the Distribution.  The form of the Election Statement to be used by each Party in making the Section 336(e) Election on any applicable Tax Return shall be provided by DMRC; provided, however, such form shall reflect any reasonable comments made by Digimarc.

Section 4.12.        No Representations or Warranties.  EXCEPT AS EXPRESSLY SET FORTH HEREIN: (A) NEITHER DIGIMARC NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE DMRC ASSETS OR THE DMRC LIABILITIES, ANY OF THE TRANSACTIONS (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING THE DMRC ASSETS OR DMRC LIABILITIES; (B) ALL OF THE DMRC ASSETS TO BE TRANSFERRED OR THE DMRC LIABILITIES TO BE ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED; AND (C) EXCEPT AS MAY BE EXPRESSLY SET FORTH IN ANY TRANSACTION AGREEMENT, NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION MADE AVAILABLE IN CONNECTION WITH THE RESTRUCTURING OR THE DISTRIBUTION.

Section 4.13.        Payment of Purchase Price Excess or Shortfall.  At the Closing, (a) if there is a Purchase Price Excess, DMRC Sub shall deliver to L-1 by wire transfer of immediately available funds an amount in cash equal to the Purchase Price Excess, and (b) if there is a Purchase Price Shortfall, Digimarc shall deliver to DMRC Sub by wire transfer of immediately available funds an amount in cash equal to the Purchase Price Shortfall.  For all relevant Tax purposes, the payment of the Purchase Price Excess or the Purchase Price Shortfall, as applicable, shall be deemed to be made immediately prior to the Distribution.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.01.        Mutual Release of Pre-Closing Claims.

(a)           Except as provided in Section 5.01(c), effective as of the Distribution Date, Digimarc shall, for itself and each other Digimarc Entity, release and forever discharge each DMRC Entity from any and all Liabilities whatsoever owing to any Digimarc Entity, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the Transactions and all other activities to implement the Restructuring and the Distribution.

(b)           Except as provided in Section 5.01(c), effective as of the Distribution Date, DMRC shall, for itself and each DMRC Entity, release and forever discharge each Digimarc Entity from any and all Liabilities whatsoever owing to any DMRC Entity, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Restructuring and the Distribution.

(c)           Nothing contained in Sections 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement, including, without limitation, the indemnification obligations set forth in Sections 5.02 and 5.03, any other Transaction Agreement (including Section 6.13 of the Merger Agreement) or any Contract between any DMRC Entity and any Digimarc Entity that does not terminate as of the Distribution Date, in each case in accordance with its terms.  In addition, nothing contained in Sections 5.01(a) or (b) shall release any Person from:

(i)            any Liability provided in or resulting from any Contract between any DMRC Entity, on the one hand, and any Digimarc Entity, on the other hand, that does not terminate as of the Distribution Date;

(ii)           any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to any DMRC Entity or Digimarc Entity, as the case may be, in accordance with, or any other Liability of such Person under, this Agreement or any other Transaction Agreement;

(iii)          any Liability, the release of which would result in the release of any Person other than a Digimarc Entity or a DMRC Entity; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.01 but for the provisions of this clause (iii);

(iv)          any Inter-Group Indebtedness due and owing to the Digimarc Group or the DMRC Group up to and through the Distribution Date; or

(v)           any Liability the Parties may have with respect to indemnification or contribution pursuant to any Transaction Agreement for Third Party Claims, which Liability shall be governed by the provisions of Article V and Article VI hereof and the applicable provisions of the Transaction Agreements, as applicable.

(d)           No Actions as to Released Claims.  DMRC agrees, for itself and as agent for each DMRC Entity, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Digimarc or any Digimarc Entity, with respect to any Liabilities released pursuant to this Section 5.01.  Digimarc agrees, for itself and as agent for each Digimarc Entity, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against DMRC or any other DMRC Entity, with respect to any Liabilities released pursuant to this Section 5.01.

(e)           Further Instruments.  At any time, at the request of any other Party, each Party shall cause each other DMRC Entity or Digimarc Entity, as applicable, to execute and deliver releases reflecting the provisions of this Section 5.01.

Section 5.02.        Indemnification by DMRC.  DMRC shall, and shall cause each other DMRC Entity to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless Digimarc Indemnitees from, against and in respect of:

(a)           the DMRC Liabilities;

(b)           Liabilities relating to, arising out of or resulting from the failure of any DMRC Entity or any other Person to pay, perform or otherwise promptly discharge any DMRC Liabilities in accordance with their terms;

(c)           Liabilities relating to, arising out of or resulting from any breach by DMRC or any DMRC Entity of this Agreement or any of the Transaction Agreements, except to the extent any Transaction Agreement contains an express provision with respect to the limitation of liability;

(d)           Liabilities relating to, arising out of or resulting from the failure by DMRC to perform in connection with any Delayed Transfer Asset or Delayed Transfer Liability held by Digimarc for DMRC’s benefit pursuant to Section 2.01(c); and

(e)           Liabilities relating to, arising out of or resulting from any breach of the covenants contained in Section 4.11.

Section 5.03.         Indemnification by Digimarc.  Digimarc shall, and shall cause each other Digimarc Entity to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the DMRC Indemnitees from, against and in respect of:

(a)           Liabilities relating to, arising out of or resulting from the operation of the Digimarc Group, other than the DMRC Liabilities;

(b)           Liabilities relating to, arising out of or resulting from the failure of any Digimarc Entity to pay, perform or otherwise promptly discharge all Liabilities of the Digimarc Group, other than the DMRC Liabilities, in accordance with their terms;

(c)           Liabilities relating to, arising out of or resulting from any breach by Digimarc or any Digimarc Entity of this Agreement or any of the Transaction Agreements, except to the extent any Transaction Agreement contains an express provision with respect to the limitation of liability;

(d)           Liabilities relating to, arising out of or resulting from the failure by Digimarc to perform in connection with any Delayed Transfer Asset or Delayed Transfer Liability held by DMRC for Digimarc’s benefit pursuant to Section 2.01(c);

(e)           Liabilities relating to, arising out of or resulting from any breach of the covenants contained in Section 4.11 and

(f)            Liabilities relating to, arising out of or resulting from (i) Income Taxes of Digimarc and its Subsidiaries or Affiliates, and (ii) Separation Tax Liabilities.

Section 5.04.        Indemnification Procedures.

(a)           Notice of Claims.  An Indemnitee shall give written notice (a “Notice of Claim”) to the Indemnifying Party within twenty (20) Business Days after the Indemnitee has knowledge of any Third Party Claim which an Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement.  No failure to give such Notice of Claim within the time period specified above shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party can demonstrate such failure actually prejudiced such Indemnifying Party’s ability to successfully defend the matter giving rise to the claim.  The Notice of Claim shall state the nature of the claim, the amount of the liability, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           Third Party Claims.  The obligations and liabilities of an Indemnifying Party under this Article V with respect to Liabilities arising from claims of any third party that are subject to the indemnification provisions provided for in this Article V, but expressly excluding DMRC Litigation Matters and Digimarc Litigation Matters, which shall be governed by Article X (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(i)            The Indemnitee at the time it gives a Notice of Claim to the Indemnifying Party of the Third Party Claim shall advise the Indemnifying Party that the Indemnifying Party shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnitee if (A) it gives written notice of its intention to do so to the Indemnitee within twenty (20) days of its receipt of the Notice of Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of or an adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnitee, and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(ii)                                  In the event the Indemnifying Party exercises its right to undertake the defense against any such Third Party Claim in accordance with this Section 5.04, the Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and Information in its possession or under its control relating thereto as is reasonably requested by the Indemnifying Party; provided, however, that if the defendants in any Action shall include both the Indemnitee and the Indemnifying Party and such Indemnitee shall have concluded in good faith that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel reasonably acceptable to the Indemnifying Party to participate in the defense of such Action on its behalf, at the expense of the Indemnifying Party; provided, further, that such Indemnifying Party shall not, in connection with any one such Action or separate but substantially similar or related Actions, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).

(iii)                               Notwithstanding the foregoing, the Indemnitee, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 5.04(b), may take such reasonable actions, at the Indemnifying Party’s expense, as it deems necessary to preserve any and all rights with respect to the defense of such matter, without such actions being construed as a waiver of the Indemnitee’s rights to defense and indemnification pursuant to this Agreement.  In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party (A) shall cooperate with the Indemnitee in such defense and make available to it all such witnesses and Information in its possession or under its control relating thereto as is reasonably requested by the Indemnitee and (B) may participate by its own counsel and at its own expense in the defense of such Third Party Claim.

(c)                                  Settlement Procedures.  Unless otherwise required by Law, in no event shall an Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligations hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party.  If the Indemnifying Party acknowledges in writing liability for a Third Party Claim (as between the Indemnifying Party and the Indemnitee), the Indemnifying Party shall be permitted to enter into, and the Indemnitee shall agree to, any settlement, compromise or discharge of such claim that the Indemnifying Party may recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of the liability in connection with such claim and (ii) releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, further, that the Indemnifying Party shall not agree to any other settlement, compromise or discharge of a Third Party Claim not described above without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed).

(d)                                 Direct Claims.  Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Agreements.

Section 5.05.                             Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                  The amount of any loss shall be:

(i)                                     increased (retroactively or prospectively) to take into account any cash net Tax cost actually incurred by an Indemnitee arising from any payments received from the Indemnifying Party (grossed up for such increase); and

(ii)                                  reduced (retroactively or prospectively) to take into account any cash net Tax benefit actually recognized by an Indemnitee arising from the incurrence or payment of any such loss.  In computing the amount of such Tax cost or Tax benefit, an Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any payment with respect to any such loss or the incurrence or payment of any such loss.  If an Indemnitee shall have received or accrued the payment required by this Agreement from an Indemnifying Party and shall subsequently actually recognize any cash net Tax benefit arising from the incurrence or payment of such loss, then such Indemnitee promptly shall pay to such Indemnifying Party a sum equal to the amount of such net Tax benefit, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such loss.

(b)                                 To the extent that any Liability that is subject to indemnification under this Agreement is covered by insurance, the amount of any indemnity payment shall be reduced by the Net Proceeds of any insurance policy paid to the Indemnitee with respect to such Liability.  For purposes of this Section 5.05, “Net Proceeds” shall mean the insurance proceeds actually received, less any actual, additional, or increased premium, deductibles, co-payments, other payment obligations (including attorneys’ fees and other costs of collection) or the present value of any future cost which is quantifiable with reasonable certainty, that relates to or arises from the making of the claim for indemnification.  If any Indemnitee recovers an amount from a third Person in respect of any Liability for which indemnification is provided in this Agreement after (i) the full amount of such indemnifiable Liability has been paid by an Indemnifying Party or (ii) after an Indemnifying Party has made a payment towards such indemnifiable Liability and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Liability, then the Indemnitee will promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount previously paid by such Indemnifying Party in respect of such indemnifiable Liability plus the amount received by such Indemnified Party from such third Person in respect of such indemnifiable Liability (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party); minus (ii) the full amount of such indemnifiable Liability.

(c)                                  In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits of an Indemnitee, whether based on contract, tort, strict liability, other Law or otherwise, provided such exclusion of damages shall not apply to claims for such damages made as part of a Third Party Claim.

(d)                                 An Indemnitee shall take all reasonable steps to mitigate a Liability upon becoming aware of any event, which could reasonably be expected to give rise to such Liabilities.  Liabilities shall be determined after taking into account any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto.

Section 5.06.                             No Relief of Insurer Obligations.  An insurer or other third Person who would otherwise be obligated to defend or make payment for any Liability or in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof or have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

Section 5.07.                             Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 5.08.                             Joint Defense and Cooperation.  With respect to any Third Party Claim in which both Digimarc and DMRC are, or reasonably may be expected to be, named as parties, or that otherwise implicates both Digimarc and DMRC in a material fashion, the Parties shall reasonably cooperate with respect to such Third Party Claim and if the Parties agree, maintain a joint defense in a manner that will preserve applicable privileges.

Section 5.09.                             Survival of Rights and Obligations.  The rights and obligations of each of Digimarc and DMRC and their respective Indemnitees under this Article V shall survive the distribution, sale or other transfer by any Party hereto of any Assets or businesses or the delegation or assignment by it of any Liabilities.

ARTICLE VI

INSURANCE

Section 6.01.                             Insurance Coverage; Cooperation.  All insurance policies of Digimarc shall constitute Assets of Digimarc and shall be retained by Digimarc and the other Digimarc Entities, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto) to the extent coverage is continued by the insurers after the Distribution Date, except that DMRC will have the rights in respect of Insurance Policies to the extent described in Section 6.02.  Each of Digimarc and DMRC shall use commercially reasonable efforts to share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.  Each of Digimarc and DMRC, at the request of the other, shall use commercially reasonable efforts to cooperate with and assist the other in recoveries for claims made under any insurance policy for the benefit of any DMRC Entity or Digimarc Entity, as applicable, and neither Digimarc nor DMRC, nor any DMRC Entity or Digimarc Entity, as applicable, shall take any action which would be reasonably likely to jeopardize or otherwise interfere with the ability of any DMRC Entity or Digimarc Entity, as applicable, to collect any proceeds payable pursuant to any insurance policy.  Nothing in this Section 6.01 shall (a) preclude any DMRC Entity or Digimarc Entity from presenting any claim or exhausting any policy limit, (b) require any DMRC Entity or Digimarc Entity to pay any premium or other amount or to incur any Liability (except that Digimarc or the applicable Digimarc Entity shall be responsible for paying any additional insurance premiums arising from insurance company audits after the Effective Time) or (c) require any DMRC Entity or Digimarc Entity to renew, extend or continue any policy in force, other than as expressly set forth in any Transaction Agreement.

Section 6.02.                             Rights Under Insurance Policies.  Except as otherwise specified in this Article VI or any other Transaction Agreement, the DMRC Entities shall have no rights with respect to any insurance policies of Digimarc, except that DMRC will have the right to (i) assert claims and to resolve existing and pending claims under Insurance Policies for any loss, liability or damage arising out of insured incidents to the extent relating to the Digital Watermarking Business occurring from the date coverage thereunder first commenced until the Distribution Date and (ii) acquire all rights, privileges and proceeds of such Insurance Policies relating to the claims specified in clause (i); provided that, (A) all of Digimarc’s and each Digimarc Entity’s reasonable out-of-pocket costs and expenses, if any, incurred in connection with the foregoing shall be promptly paid by DMRC and (B) Digimarc and the Digimarc Entities may, at any time, without liability or obligation to any DMRC Entity, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Insurance Policy (and such Insurance Policy shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications).  No Digimarc Entity shall bear any Liability for the failure of an insurer to pay any claim under any Insurance Policy.  Notwithstanding anything to the contrary herein, DMRC may at any time, and from time to time, inform Digimarc by written notice that it desires to terminate its rights to assert claims under any or all Insurance Policies, in which case DMRC’s rights to assert claims relating to DMRC Liabilities under such Insurance Policy or Insurance Policies shall terminate immediately.  In the case of any amendments, commutations, terminations, buy-outs, extinguishments and modifications of an Insurance Policy, Digimarc shall provide reasonable advance notice thereof to DMRC.

Section 6.03.                             DMRC Insurance Coverage After the Distribution Date.  From and after the Distribution Date, (a) DMRC, and DMRC alone, shall be responsible for obtaining and maintaining insurance programs for its risk of loss and (b) such insurance arrangements shall be separate and apart from Digimarc’s insurance programs.

Section 6.04.                             Responsibilities for Self-Insured Obligations and Other Obligations.

(a)                                     DMRC will reimburse Digimarc for DMRC’s pro rata share (based on the aggregate amount of proceeds received in respect of claims relating to DMRC Liabilities under such Insurance Policy by the DMRC Entities) of all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions and DMRC’s pro rata share of all amounts for fronted policies, overages, deductibles and retrospective or prospective premium adjustments and similar amounts not covered by Insurance Policies.

(b)                                    Each of Digimarc and DMRC does hereby, for itself and each other Digimarc Entity and DMRC Entity, agree that all duties and obligations under any Insurance Policy, including the fulfillment of any conditions and the payment of any deductibles, retentions, co-insurance payment or retrospective premiums, that correspond in any way with or may be necessary to perfect, preserve or maintain an insured’s right to obtain benefits under that Insurance Policy, will be performed by the insured that is seeking the benefits under that Insurance Policy, subject to the indemnification provisions set forth herein.

Section 6.05.                             Claims Administration.  Digimarc or its designee shall be responsible for the claims administration with respect to claims of any Digimarc Entity under Insurance Policies.  DMRC or its designee shall be responsible for the claims administration with respect to claims of DMRC under Insurance Policies.

Section 6.06.                             Procedures Regarding Insufficient Limits of Liability.  In the event that there are insufficient limits of liability available under the Insurance Policies in effect prior to the Distribution Date to cover the Liabilities of the Digimarc Entities and/or the

DMRC Entities that would otherwise be covered by such Insurance Policies, then no DMRC Entity shall be entitled to recovery for any claims under such Insurance Policies until the claims of all Digimarc Entities have been satisfied thereunder.  If any DMRC Entity has received proceeds under any such Insurance Policies, DMRC shall reimburse Digimarc all amounts to which any Digimarc Entity would have been entitled had its claim under such Insurance Policies arisen prior to any recovery thereunder by any DMRC Entity.

Section 6.07.                             Cooperation.  Digimarc and DMRC will use their commercially reasonable efforts to cooperate with each other and execute any additional documents which are reasonably necessary to effectuate the provisions of this Article VI.

Section 6.08.                             No Assignment or Waiver.  This Agreement shall not be considered as an attempted assignment of any rights or interest in violation of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any Digimarc Entity in respect of any Insurance Policy or any other Contract or policy of insurance.

Section 6.09.                             No Liability.  DMRC does hereby, for itself and as agent for each DMRC Entity, agree that no Digimarc Entity or any Digimarc Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Digimarc and its Subsidiaries as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

Section 6.10.                             No Restrictions.  Nothing in this Agreement shall be deemed to restrict any DMRC Entity from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

Section 6.11.                             Further Agreements.  The Parties acknowledge that they intend to allocate financial obligations without violating any Laws regarding insurance, self-insurance or other financial responsibility.  If it is determined that any action undertaken pursuant to this Agreement or any other Transaction Agreement is violative of any insurance, self-insurance or related financial responsibility Law, the Parties agree to work together to do whatever is necessary to comply with such Law while trying to accomplish, to the greatest possible extent, the allocation of financial obligations as intended in this Agreement and any other Transaction Agreement.

Section 6.12.                             Insurance Proceeds.  Each of Digimarc and DMRC shall use its respective commercially reasonable efforts to collect any proceeds under its respective available and applicable third-party insurance policies to which it or any of its Subsidiaries is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnitee will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnitee for costs and expenses actually incurred by the Indemnitee.

ARTICLE VII

CONDITIONS TO THE SEPARATION

Section 7.01.                             Conditions to the Separation.  The obligations of Digimarc pursuant to this Agreement to effect the Separation shall be subject to the fulfillment (or waiver by Digimarc) at or prior to the Distribution Date of the following conditions.  In no event shall the Separation occur unless the following conditions shall have been satisfied or waived (to the extent permitted by applicable Law) by Digimarc:

(a)                                  each of the Transaction Agreements shall have been duly executed and delivered by the parties thereto;

(b)                                 each of the Transaction Agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with prior to the Distribution Date;

(c)                                  all Consents or Governmental Approvals required to complete the Separation and set forth on Schedule 7.01(c) shall have been received and be in full force and effect;

(d)                                 the Restructuring shall have been consummated in accordance with this Agreement;

(e)                                  all of the Offer Conditions shall have been satisfied or waived (other than those conditions to be satisfied on the Distribution Date);

(f)                                    the Form 10 shall have been filed with, and declared effective by, the SEC, and there shall be no stop-order in effect with respect thereto;

(g)                                 Digimarc shall have established the Record Date and shall have provided notice to the National Association of Securities Dealers no later than ten (10) days prior to the Record Date in compliance with Rule 10b-17 under the Exchange Act; and

(h)                                 all Inter-Group Indebtedness shall have been paid in full.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 8.01.          Further Assurances.

(a)                                  In addition to the actions specifically provided for elsewhere in this Agreement and the other Transaction Agreements but subject to the provisions hereof and thereof, each of the Parties shall use its reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and Contracts to consummate and make effective the Transactions.

(b)                                 Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, to execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any License, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement, the other Transaction Agreements and the transfers of the DMRC Assets and the assignment and assumption of the DMRC Liabilities and the other transactions contemplated hereby and thereby.

(c)                                  On or prior to the Distribution Date, Digimarc and DMRC in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Digimarc and DMRC or any of their respective Subsidiaries, to effectuate the transactions contemplated by this Agreement.

(d)                                 Following the Distribution Date, DMRC shall, and shall cause the DMRC Group to, deliver to the Digimarc Group, copies of any and all Information that is relevant to the operation of the Secure ID Business, to the extent such Information is stored in or part of any of the DMRC Assets.  In addition, following the Distribution Date, DMRC shall, and shall cause the DMRC Group to, deliver to the Digimarc Group, copies of any and all Information that is relevant to the historical operation of Digimarc as a holding company prior to the Distribution Date, to the extent such Information is stored in or part of any of the DMRC Assets.

Section 8.02.                             Name Change.

(a)                                  At or prior to the Effective Time, DMRC shall take such action necessary to change its corporate name to “Digimarc Corporation”.

(b)                                 At or prior to the Effective Time, Digimarc shall take such action necessary to change its corporate name.

(c)                                  At or prior to the Effective Time, Digimarc shall take such action necessary to remove the term “Digimarc” from the names of each of its Subsidiaries.

Section 8.03.                             Use of Names.

(a)                                  Subject to the License Agreement, any material showing any affiliation or connection of Digimarc or any member of the Digimarc Group with DMRC or any member of the DMRC Group shall not be used by Digimarc or any member of the Digimarc Group after the Distribution Date, except that the restrictions contained in this Section 8.03(a) shall not apply to filings, reports and other documents required by applicable Law or regulations of securities exchanges to be filed and/or made publicly available.  On and after the Distribution Date, neither Digimarc nor any of Digimarc’s Subsidiaries shall represent to third parties that any of them is affiliated or connected with DMRC or any member of the DMRC Group.

(b)                                 Any material showing any affiliation or connection of DMRC or any member of the DMRC Group with Digimarc or any member of the Digimarc Group shall not be used by DMRC or any member of the DMRC Group after the Distribution Date, except that the restrictions contained in this Section 8.03(b) shall not apply to filings, reports and other documents required by applicable Law or regulations of securities exchanges to be filed and/or made publicly available.  On and after the Distribution Date, neither DMRC nor any other member of the DMRC Group shall represent to third parties that any of them is affiliated or connected with Digimarc or any member of the Digimarc Group.

Section 8.04.                             Licenses.  Each Party shall cause the appropriate members of its Group to prepare and file with the appropriate Governmental Authority applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, to its Group of all material Licenses required for the members of its Group to operate its business after the Distribution Date. The members of the DMRC Group and the members of the Digimarc Group shall cooperate and use all commercially reasonable efforts to secure the transfer or issuance of such Licenses.

Section 8.05.                             Notices to Third Parties.  In addition to the actions described in Section 8.04, the members of the Digimarc Group and the members of the DMRC Group shall use commercially reasonable efforts to make all other filings and give notice to and obtain consents from all third parties that may be required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

ARTICLE IX

TERMINATION

Section 9.01.                             Termination.  Notwithstanding any provision hereof, this Agreement may be terminated by Digimarc and the Separation may be abandoned prior to the Distribution Date at any time following termination of the Merger Agreement in accordance with its terms.

Section 9.02.                             Effect of Termination.  In the event of any termination of this Agreement prior to the Distribution Date pursuant to Section 9.01, no Party to this Agreement (or any of its Representatives) shall have any Liability or further obligation to any other Party or third party with respect to this Agreement, except as provided in the Merger Agreement.

ARTICLE X

LEGAL MATTERS

Section 10.01.                       Control of Legal Matters.

(a)                                  On or prior to the Distribution Date, DMRC shall assume control of each of the DMRC Litigation Matters, and, to the extent any member of the Digimarc Group is a defendant in such DMRC Litigation Matter, DMRC shall use its commercially reasonable efforts to have DMRC or a member of the DMRC Group substituted for such member of the Digimarc Group named as a defendant in such DMRC Litigation Matter; provided, however, that DMRC shall not be required to make any such effort if the removal of any member of the Digimarc Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such DMRC Litigation Matters.

(b)                                 On or prior to the Distribution Date, Digimarc shall assume control of each of the Digimarc Litigation Matters, and, to the extent any member of the DMRC Group is a defendant in such Digimarc Litigation Matter, Digimarc shall use its commercially reasonable efforts to have Digimarc or a member of the Digimarc Group substituted for such member of the DMRC Group named as a defendant in such Digimarc Litigation Matter; provided, however, that Digimarc shall not be required to make any such effort if the removal of any member of the DMRC Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Digimarc Litigation Matters.

(c)                                  Except (i) as provided in Sections 10.01(a) and 10.01(b) and (ii) for any claims for which a Notice of Claim has been delivered under Section 5.04(b), after the Distribution Date, the Parties agree that with respect to all demands, claims or Actions commenced after the Distribution Date against any one or more of DMRC, Digimarc or any or their Affiliates relating to events that take place before, on or after the Distribution Date, such demands, claims or Actions shall be controlled by:

(i)                                     DMRC, if such claim, demand or Action relates (A) solely to the DMRC Assets, the DMRC Liabilities or the Digital Watermarking Business (other than any such claim, demand or Action relating to IDMarc Software or IDMarc Source Code licensed to L-1 Identity Solutions Operating Company and its Affiliates pursuant to the License Agreement), (B) a claim, demand or Action arises from or relates to the Form 10, the Schedule 14D-9 or any other document filed with any Governmental Authority (including the SEC) by DMRC or Digimarc in connection with the Restructuring, the Separation or the Distribution or (C) a claim, demand or Action is brought by or on behalf of the current or former stockholders of DMRC or Digimarc and relates to the Restructuring, the Separation or the Distribution (the matters in clauses (A) through (C) being “Future DMRC Litigation Matters”), and DMRC shall use its commercially reasonable efforts to have a member of the DMRC Group substituted for any member of the Digimarc Group that may be named as a defendant in such Future DMRC Litigation Matter; provided, however, that DMRC shall not be required to make any such effort if the removal of any member of the Digimarc Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future DMRC Litigation Matter;

(ii)                                  Digimarc, if such claim, demand or Action relates solely to Assets retained by Digimarc, the Secure ID Business or IDMarc Software or IDMarc Source Code licensed to L-1 Identity Solutions Operating Company and its Affiliates pursuant to the License Agreement (a “Future ID Litigation Matter”), and Digimarc shall use its commercially reasonable efforts to have a member of the Digimarc Group substituted for any member of the DMRC Group that may be named as a defendant in such Future ID Litigation Matter; provided, however, that Digimarc shall not be required to make any such effort if the removal of any member of the DMRC Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future ID Litigation Matter; and

(iii)                               except as provided in subparagraphs (i) or (ii) above, or as may be otherwise agreed by Digimarc and DMRC, Digimarc and DMRC jointly if a claim, demand or Action is brought by any person against DMRC, Digimarc and/or any of their Affiliates with respect to both the DMRC Assets, the DMRC Liabilities or the Digital Watermarking Business, on the one hand, and the Assets retained by Digimarc or the Secure ID Business, on the other hand (a “Future Joint Litigation Matter”); provided, however, that neither Party may settle a Future Joint Litigation Matter without the prior written consent of the other Party or its Affiliates named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably withheld or delayed; provided, further, that either Party or its Affiliates may settle a Future Joint Litigation matter, at its sole discretion and expense, if such settlement is for money only and provides a full release from any Liability under such Future Joint Litigation Matter for the other Party and, as applicable, the other and its Affiliates.

(d)                                 To the extent the party named in an Action described in this Section 10.01 is not substituted for as described in Sections 10.01(a), 10.01(b), 10.01(c)(i) or 10.01(c)(ii) by a member of the Group which has assumed control of such

Action pursuant to this Section 10.01, the Parties agree to cooperate in defending against such Action and, subject to Section 4.01, to provide each other with access to all Information relating to such Action except to the extent providing such access and such Information would prejudice an indemnification claim available to such Parties as contemplated in Article V.

Section 10.02.                       Claims Against Third Parties.  Claims, demands and Actions by DMRC or any of its Subsidiaries against third parties, and any proceeds or other benefits that may be received as a result of such claims, demands or Actions and any Liabilities arising out of or resulting from such claims, demands or Actions, that are (a) DMRC Claims shall be the property of DMRC, (b) Digimarc Claims shall be the property of Digimarc, and (c) Joint Claims shall be the property of, and shall be shared by, DMRC and Digimarc in proportion to their respective interests.

Section 10.03.                       Notice to Third Parties; Service of Process; Cooperation.

(a)                                    Each of DMRC and Digimarc shall, and shall cause their respective Affiliates to, promptly notify their respective agents for service of process and all other necessary parties, including plaintiffs and courts, of the Separation and shall provide instructions for proper service of legal process and other documents.

(b)                                   DMRC and Digimarc shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to deliver to each other any legal process or other documents incorrectly served upon them or their agents as soon as possible following receipt.

Section 10.04.                       IDMarc Software.  Digimarc hereby represents and warrants that: (a) except as set forth on Schedule 10.04 (Claims), none of Digimarc or its Subsidiaries has received any written notice of any claim or threatened claim that any of the IDMarc Software or IDMarc Source Code infringes or constitutes or results from the misappropriation of any Intellectual Property of any third Person and (b) none of Digimarc or its Subsidiaries has entered into any agreement granting any third Person any right to use, commercialize or otherwise exploit any of the IDMarc Software and IDMarc Source Code outside of the Secure ID Business.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01.                       Entire Agreement; No Third-Party Beneficiaries.  This Agreement (together with the other Transaction Agreements, the exhibits and the schedules and the other documents delivered pursuant to this Agreement) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and, except for the provisions of Sections 5.02 and 5.03, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.  Notwithstanding the foregoing, in the event that the provisions of this Agreement conflict with the provisions of the Merger Agreement, the Merger Agreement shall prevail.

Section 11.02.                       Expenses.  Except as expressly set forth herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost and expense.

Section 11.03.                       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)                                 All actions and proceedings arising out of this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 11.04 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties.  The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)                                  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES HERETO DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.04.                       Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), sent by email (with a return receipt) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	if to Digimarc or any Digimarc Entity prior to the Distribution Date, to:

9405 SW Gemini Drive
Beaverton, OR 97008
Attention: Robert Chamness
Facsimile: (503) 469-4771
Email: Robert.Chamness@digimarc.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
1120 N.W. Couch St.
Tenth Floor
Portland, OR 97209
Attention: Roy W. Tucker and John R. Thomas
Facsimile: (503) 727-2222
	Email:	rtucker@perkinscoie.com
jrthomas@perkinscoie.com

(b)		if to DMRC or any DMRC Entity, to:

9405 SW Gemini Drive
Beaverton, OR 97008
Attention: Robert Chamness
Facsimile: (503) 469-4771
Email: Robert.Chamness@digimarc.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
1120 N.W. Couch St.
Tenth Floor
Portland, OR 97209
Attention: Roy W. Tucker and John R. Thomas
Facsimile: (503) 727-2222
	Email:	rtucker@perkinscoie.com
jrthomas@perkinscoie.com

(c)		if to L-1, Digimarc or any Digimarc Entity on or after the Distribution Date, to:

177 Broad Street
Stamford, CT 06901
Attention: Mark Molina
Facsimile: (203) 504-1104
Email: mmolina@L1ID.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Marita A. Makinen

and to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Facsimile: (650) 802-3100
Attention: Kyle Krpata

or such other addresses or facsimile number as such Party may hereafter specify by like notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.05.                       Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 11.06.                       Assignment.  Except as set forth in any other Transaction Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise, by either of the Parties without the prior written consent of the other Party, except (a) for assignments in connection with the acquisition of beneficial ownership of fifty percent (50%) or more of the voting securities of such Party, including by way of merger or any other business combination, or the sale of all or substantially all assets of such Party, and (b) that either Party may assign any or all of its rights, interests or obligations under this Agreement to any one or more of its direct or indirect wholly owned Subsidiaries or DMRC Subsidiaries; provided that no such assignment will relieve the assigning Party from any of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by Digimarc and DMRC and their respective successors and assigns.

Section 11.07.                       Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 11.08.                       Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.09.                       Headings.  Headings of the Articles and Sections of this Agreement and the Transaction Agreements are for convenience of the Parties only and will be given no substantive or interpretive effect whatsoever.

Section 11.10.                       Attorneys’ Fees.  If any Action at Law or equity, including an Action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 11.11.                       Amendment.  This Agreement and the Transaction Agreements may not be waived, amended or modified in any respect unless such waiver, amendment or modification is in writing and signed on behalf of the Parties or thereto, and such waiver, amendment or modification is approved as provided in the Merger Agreement.

Section 11.12.                       Limited Liability.  Notwithstanding any other provision of this Agreement, no stockholder or Representative of DMRC or Digimarc, in its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such Party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of DMRC and Digimarc, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 11.13.                       Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import herein (or in any Transaction Agreement) shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable other Transaction Agreement) taken as a whole (including all of the schedules and exhibits hereto and thereto) and not to any particular provision of this Agreement (or such other Transaction Agreement).  Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules to this Agreement (or the applicable other Transaction Agreement) unless otherwise specified.  The word “including” and words of similar import when used in this Agreement (or the applicable other Transaction Agreement) means “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to July [    ], 2008 (or the date of which the relevant Transaction Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof).  The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DIGIMARC CORPORATION

By:
Name:
Title:

DMRC LLC

By:
Name:
Title:

DMRC CORPORATION

By:
Name:
Title:

L-1 IDENTITY SOLUTIONS, INC, solely for the purposes of Section 3.02. Section 4.09(b)(iii) and Section 4.13

By:
Name:
Title:

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